Exhibit 4.1

NEPHROS, Inc.

Warrant AMENDMENT AND EXERCISE Agreement

THIS WARRANT AMENDMENT AND EXERCISE AGREEMENT (this “Amendment”) is entered into as of September 29, 2015 (the “Effective Date”), by and between Nephros, Inc. (the “Company”), and Lambda Investors LLC (the “Holder”).

WHEREAS, the Company issued to the Holder that certain Class D Warrant for the Purchase of Shares of Common Stock dated November 14, 2007, and identified as Warrant No. D-1 (together with all amendments thereto entered into prior to the date hereof, the “Warrant”), which currently provides Holder with the right to purchase 11,742,100 shares of the Company’s common stock (the “Warrant Shares”) at a per share exercise price of $0.30 (the “Exercise Price”);

WHEREAS, the Company is in need of capital, and Company has determined that, a the current time, incentivizing all its warrant holders to exercise their options provides the Company with the best source of capital available to it;

WHEREAS, as an inducement to Holder to exercise the Warrant, the Company has offered to reduce the current Exercise Price of the Warrant by fifty percent (50%) and to offer the same terms and conditions to the Company’s other warrant holders, as set forth more fully herein; and

WHEREAS, the Company and the Holder desire to enter into this Amendment on the terms and conditions set forth below.

NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein, the Company and the Holder hereby agree as follows:

1.                  Exercise Price. The Exercise Price is hereby reduced by fifty percent (50%), to $0.15 per share.

2.                  Exercise of Warrant. Holder agrees to exercise, and hereby does exercise, the entirety of the purchase rights represented by the Warrant to purchase 11,742,100 Warrant Shares at the Exercise Price (as amended by Paragraph 1 of this Amendment), for an aggregate cash payment of $1,761,315.00. Holder shall remit to the Company on the date hereof the aggregate Exercise Price for such Warrant Shares to the Company in immediately available cash (and not on a cashless exercise basis). Upon receipt of such payment, the Company will cause its transfer agent to issue the Warrant Shares to Holder. Upon such exercise of the Warrant in accordance with the terms of this Amendment, the parties acknowledge and agree that the Warrant shall terminate in its entirety and Holder shall have no further rights thereunder (other than with respect to its right to receive Warrant Shares in accordance with this Amendment).

3.                  Offer to Other Warrant Holders. The Company hereby agrees and covenants to Holder that, as promptly as practicable, it will offer to all the other holders of warrants to purchase shares of the Company’s common stock the opportunity to exercise their warrants at an exercise price that is equal to fifty percent (50%) of the current exercise price of such warrants, and the Company shall hold such offer open for period of no more than forty five (45) days.

4.                  Securities Matters. Holder represents to the Company that it is an “accredited investor” as that term is defined in Rule 501(a) of Regulation D promulgated under the Securities Act of 1933, as amended.

5.                  Incorporation of Terms. All of the provisions of this Amendment are hereby incorporated into the Warrant, so that all of such provisions shall constitute a part of the Warrant. In the event of any conflict or inconsistency between the provisions of this Amendment, on the one hand, and the provisions of the Warrant, on the other hand, the provisions of this Amendment shall be controlling.

6.                  Limited Effect. Except as expressly amended and modified by this Amendment, the Warrant shall continue to be, and shall remain, in full force and effect in accordance with its terms. Reference to this Amendment need not be made in the Warrant or any other instrument or document executed in connection therewith, or in any certificate, letter or communication issued or made pursuant to, or with respect to, the Warrant, any reference in any of such items to the Warrant being sufficient to refer to the Warrant as amended hereby.

7.                  Governing Law. This Amendment shall be governed by and construed in accordance with the internal laws of the State of Delaware without regard to conflict of laws principles.

8.                  Counterparts. This Amendment may be executed in any number of counterparts, each of which shall constitute an original, but all of which together shall constitute one and the same instrument.

[Signature page follows.]

IN WITNESS WHEREOF, the undersigned have executed this Amendment as of the date first written above.

NEPHROS, INC.

By:  /s/ Daron Evans

Name: Daron Evans

Title: Chief Executive Officer

LAMBDA INVESTORS LLC

By:  /s/ Arthur Amron

Name: Arthur Amron

Title: Vice President and Assistant Secretary